UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ALLOGENE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ALLOGENE THERAPEUTICS, INC.

210 East Grand Avenue

South San Francisco, California 94080

SUPPLEMENT TO PROXY STATEMENT FOR THE

2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

June 18, 2026

Dear Stockholder,

This proxy statement supplement, dated May 28, 2026 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”), dated April 30, 2026 (the “Proxy Statement”) for the Annual Meeting of Stockholders of the Company to be held on June 18, 2026 at 8:00 a.m., Pacific Time virtually via live webcast at www.virtualshareholdermeeting.com/ALLO2026 (the “Annual Meeting”). This Supplement supplements and amends the Proxy Statement as follows:

RECENT DEVELOPMENTS

On May 28, 2026, the Board of Directors (the “Board”) of Company, upon the recommendation of its Nominating and Corporate Governance Committee, approved the appointment of Zachary Roberts, M.D., Ph.D. as the Company’s President and Chief Executive Officer, replacing David Chang, M.D., Ph.D. in such capacities. The appointment of Dr. Roberts to these positions will become effective July 1, 2026 (the “Effective Date”), and Dr. Chang’s last day of service in these positions will be June 30, 2026. Effective on the Effective Date, Dr. Roberts was also appointed to the Board as a Class I director, to serve until the Company’s 2028 annual meeting of the stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Dr. Roberts currently serves as the Company’s Executive Vice President, Research and Development, and Chief Medical Officer and will continue serving as the Company’s Chief Medical Officer on an interim basis following the Effective Date.

In connection with the conclusion of his service as the Company’s President and Chief Executive Officer, Dr. Chang will be eligible for certain severance benefits under the terms of the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”) as described under “Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” in the Proxy Statement. Dr. Chang will remain on the Board and will become a non-employee director commencing on the Effective Date, and as such will be entitled to compensation for his service on the Board in accordance with the Company’s non-employee director compensation policy.

Dr. Roberts, age 48, has served as the Company’s Chief Medical Officer since April 2023 and as the Company’s Executive Vice President, Research and Development since January 2023. Previously, Dr. Roberts served as Chief Medical Officer for Instil Bio, Inc. (“Instil”) from March 2020 to November 2022. Prior to joining Instil, he served in various roles for Kite, during his four-year tenure, with his last position as Vice President, Clinical Development from February 2018 to May 2019. Prior to joining Kite, Dr. Roberts served in various roles at Amgen, with his last position as Clinical Research Medical Director for Amgen Oncology from January 2015 to July 2015. Dr. Roberts completed his training in internal medicine and hematology/oncology at the Massachusetts General Hospital and Dana Farber Cancer Institute. He earned his B.S. in microbiology and immunology from the University of Maryland, College Park and both his Ph.D. in immunology and his M.D. from the University of Maryland, Baltimore. The Board believes Dr. Roberts’ expertise and experience in life sciences and his educational background provide him with the qualifications and skills to serve on the Board.

In connection with Dr. Roberts’ appointment as the Company’s President and Chief Executive Officer, the Board, acting upon the recommendation of its Compensation Committee, approved the following compensatory arrangements for Dr. Roberts, effective as of the Effective Date: (i) an annualized base salary of $680,000, (ii) an annual target performance cash incentive of 60% of his base salary, (iii) an option to purchase 476,190 shares of Company common stock (the “Option Award”), and (iv) a restricted stock unit of 134,530 shares of the Company’s common stock (“RSU Award”). The Option Award will vest as follows: 1/4th of the shares will vest on the one year anniversary of the vesting commencement date, with the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date, subject to Dr. Roberts’ Continuous Service (as defined in the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 EIP”)) as of each such vesting date. The RSU Award will vest in four equal annual installments on July 20th of each year following the year of the grant date, subject to Dr. Roberts’ Continuous Service as of each such vesting date. In addition, Dr. Roberts will be entitled to severance and change of control payments and benefits pursuant to the Severance Plan as the Company’s Chief Executive Officer, as described under “Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” in the Proxy Statement.

Dr. Roberts previously entered into the Company’s standard form of indemnity agreement for officers of the Company, a copy of which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-227333), filed with the Securities and Exchange Commission on October 2, 2018.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Earl Douglas

Senior Vice President, General Counsel and Corporate Secretary

South San Francisco, California

May 28, 2026